Exhibit 99.1

8503 Hilltop Drive, Ooltewah, TN 37363 Telephone 423.238.4171

CONTACT:	Miller Industries, Inc.
Debbie Whitmire, Chief Financial Officer (423) 238-4171
Frank Madonia, General Counsel (423) 238-4171
FTI Consulting, Inc.
Investor Contact: Mark Barbalato (212) 850-5707

MILLER INDUSTRIES REPORTS 2020 THIRD QUARTER RESULTS

CHATTANOOGA, Tenn., November 4, 2020/PRNewswire/ -- Miller Industries, Inc. (NYSE: MLR) (the "Company") today announced financial results for the third quarter ended September 30, 2020.

For the third quarter of 2020, net sales were $168.4 million, a decrease of 13.9%, compared to $195.5 million for the third quarter of 2019. Net income in the third quarter of 2020 was $6.6 million, or $0.57 per share, a decrease of 18.9%, compared to net income of $8.1 million, or $0.71 per share, in the prior year period. Long-term obligations decreased by $5.0 million, eliminating the remaining balance on our credit facility as of September 30, 2020, while our cash balance increased to $47.5 million as of that date.

Gross profit for the third quarter of 2020 was $17.8 million, or 10.6% of net sales, compared to $21.7 million, or 11.1% of net sales, for the third quarter of 2019. Selling, general and administrative expenses were $9.2 million, or 5.5% of net sales, compared to $10.5 million, or 5.3% of net sales, in the prior year period.

For the nine months ended September 30, 2020, net sales were $472.9 million, a decrease of 23.1% compared to $615.0 million in the prior year period. The Company reported net income of $17.8 million, or $1.56 per share for the nine months of 2020, a decrease of 35.0% compared to net income of $27.4 million, or $2.41 per share for the nine months of 2019.

The Company also announced that its Board of Directors has declared a quarterly cash dividend of $0.18 per share, payable December 14, 2020 to shareholders of record at the close of business on December 7, 2020, the fortieth consecutive quarter that the Company has paid a dividend.

Jeffrey I. Badgley, Co-Chief Executive Officer of the Company stated, “While the ongoing impact of COVID-19 continued to weigh on our performance in the third quarter, we are encouraged by the sequential improvements in our business from the sharp declines we experienced last quarter. Third quarter revenue declined 13.9% year-over-year, however revenue increased 31.0% from the second quarter due to a substantial recovery in deliveries during the period. Despite the challenging environment, we continued to invest in our business by repurposing a portion of an existing facility to bring certain production aspects in-house in order to mitigate future supply chain constraints. We expect to begin phasing in these production improvements by the end of the year and we are confident that these investments will further enhance our production capabilities to meet the needs of our customers as demand trends continue to recover.”

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MILLER INDUSTRIES REPORTS 2020 THIRD QUARTER RESULTS	PAGE 2

Mr. Badgley continued, “In addition to our facility upgrades, we continued to make progress on our technology upgrade initiatives, and I am pleased to report that the rollout of our enterprise software solution remains on schedule. Further, we continued to strengthen our financial position by paying down the remaining balance on our credit facility during the third quarter, eliminating all long-term debt obligations while also increasing our cash position to $47.5 million as of September 30th. While the macroeconomic environment remains uncertain, our healthy balance sheet coupled with our ability to generate consistent free cash flow position us well to capitalize on improving industry demand trends. As we head into the fourth quarter, I am confident that our strong financial position and steadfast commitment to operational excellence will drive our business forward in these challenging times.”

In conjunction with this release, the Company will host a conference call, which will be simultaneously broadcast live over the Internet. Management will host the call, which is scheduled for tomorrow, November 5, 2020, at 10:00 AM ET. Listeners can access the conference call live and archived over the Internet through a link at:

https://www.webcaster4.com/Webcast/Page/1034/38454

Please allow 15 minutes prior to the call to visit the site, download, and install any necessary audio software. A replay of this call will be available approximately one hour after the live call ends through November 12, 2020. The replay number is 1-844-512-2921, Passcode 3985777.

Miller Industries is The World's Largest Manufacturer of Towing and Recovery Equipment®, and markets its towing and recovery equipment under a number of well-recognized brands, including Century®, Vulcan®, Chevron™, Holmes®, Challenger®, Champion®, Jige™, Boniface™, Titan® and Eagle®.

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MILLER INDUSTRIES REPORTS 2020 THIRD QUARTER RESULTS	PAGE 3

Certain statements in this news release may be deemed to be forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the use of words such as “may,” “will,” “should,” “could,” “continue,” “future,” “potential,” “believe,” “project,” “plan,” “intend,” “seek,” “estimate,” “predict,” “expect,” “anticipate” and similar expressions, or the negative of such terms, or other comparable terminology. Forward-looking statements also include the assumptions underlying or relating to any of the foregoing statements. Such forward-looking statements are made based on our management’s beliefs as well as assumptions made by, and information currently available to, our management. Our actual results may differ materially from the results anticipated in these forward-looking statements due to, among other things: the effects of the coronavirus known as COVID-19 on our revenues, results of operations and financial condition; the cyclical nature of our industry and changes in consumer confidence; economic and market conditions; our dependence upon outside suppliers for our raw materials, including aluminum, steel, petroleum-related products and other purchased component parts; changes in price and availability (including as a result of the imposition of additional tariffs and the impact of the outbreak of COVID-19) of aluminum, steel, petroleum-related products and other purchased component parts; delays in receiving supplies of such materials or parts; our customers’ access to capital and credit to fund purchases; operational challenges caused by changes in our sales volume; various political, economic and other uncertainties relating to our international operations, including restrictive taxation and foreign currency fluctuation; special risks from our sales to U.S. and other governmental entities through prime contractors; our ability to secure new government orders; changes in fuel and other transportation costs, insurance costs and weather conditions; changes in government regulation; failure to comply with domestic and foreign anti-corruption laws; competition and our ability to attract or retain customers; our ability to develop or acquire proprietary products and technology; assertions against us relating to intellectual property rights; problems hiring or retaining skilled labor; a disruption in, or breach in security of, our information technology systems or any violation of data protection laws; changes in the tax regimes and related government policies and regulations in the countries in which we operate; the effects of regulations relating to conflict minerals; the catastrophic loss of one of our manufacturing facilities; environmental and health and safety liabilities and requirements; loss of the services of our key executives; product warranty or product liability claims in excess of our insurance coverage; potential recalls of components or parts manufactured for us by suppliers or potential recalls of defective products; an inability to acquire insurance at commercially reasonable rates; and those other risks referenced herein, and those risks discussed in our filings with the Securities and Exchange Commission, including those risks discussed under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2019, as supplemented in our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2020, June 30, 2020, and September 30, 2020, which discussion is incorporated herein by this reference. Such factors are not exclusive. We do not undertake to update any forward-looking statement that may be made from time to time by, or on behalf of, our company.

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Miller Industries, Inc. and Subsidiaries
Condensed Consolidated Statements of Income
(In thousands, except per share data) (Unaudited)

	Three Months Ended			Nine Months Ended
	September 30			September 30
			%			%
	2020	2019	Change	2020	2019	Change
NET SALES	$168,366	$195,467	-13.9%	$472,949	$615,026	-23.1%

COSTS OF OPERATIONS	150,523	173,721	-13.4%	418,841	545,470	-23.2%

GROSS PROFIT	17,843	21,746	-17.9%	54,108	69,556	-22.2%

OPERATING EXPENSES:
Selling, General and Administrative Expenses	9,231	10,453	-11.7%	30,272	31,636	-4.3%

NON-OPERATING (INCOME) EXPENSES:
Interest Expense, Net	230	424	-45.8%	1,018	1,813	-43.8%

Other (Income) Expense, Net	(209)	231	-190.5%	(393)	542	-172.5%

Total Expense, Net	9,252	11,108	-16.7%	30,897	33,991	-9.1%

INCOME BEFORE INCOME TAXES	8,591	10,638	-19.2%	23,211	35,565	-34.7%

INCOME TAX PROVISION	2,038	2,562	-20.5%	5,401	8,146	-33.7%

NET INCOME	$6,553	$8,076	-18.9%	$17,810	$27,419	-35.0%

BASIC INCOME PER COMMON SHARE	$0.57	$0.71	-19.7%	$1.56	$2.41	-35.3%

CASH DIVIDENDS DECLARED PER COMMON SHARE	$0.18	$0.18	0.0%	$0.54	$0.54	0.0%

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	11,405	11,400	0.0%	11,405	11,400	0.0%

Miller Industries, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(In thousands, except per share data)

	September 30,
	2020	December 31,
	(Unaudited)	2019
ASSETS
CURRENT ASSETS:
Cash and temporary investments	$47,512	$26,072
Accounts receivable, net of allowance for doubtful accounts of $1,244 and $1,106 at September 30, 2020 and December 31, 2019, respectively	149,806	168,619
Inventories, net	87,448	87,965
Prepaid expenses	4,340	4,796
Total current assets	289,106	287,452
NONCURRENT ASSETS:
Property, plant and equipment, net	96,719	90,735
Right-of-use assets - operating leases	1,474	1,640
Goodwill	11,619	11,619
Other assets	392	521
TOTAL ASSETS	$399,310	$391,967

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$92,970	$95,750
Accrued liabilities	28,683	27,813
Current portion of operating lease obligation	321	330
Current portion of finance lease obligation	22	21
Long-term obligations due within one year	100	368
Total current liabilities	122,096	124,282
NONCURRENT LIABILITIES:
Long-term obligations	—	4,998
Noncurrent portion of operating lease obligation	1,153	1,307
Noncurrent portion of finance lease obligation	20	37
Deferred income tax liabilities	3,792	3,416
Total liabilities	127,061	134,040

SHAREHOLDERS' EQUITY:
Preferred stock, $0.01 par value; 5,000,000 shares authorized, none issued or outstanding	—	—
Common stock, $0.01 par value; 100,000,000 shares authorized, 11,405,468 and 11,400,102, outstanding at September 30, 2020 and December 31, 2019, respectively	114	114
Additional paid-in capital	151,249	151,055
Accumulated surplus	123,912	112,261
Accumulated other comprehensive loss	(3,026)	(5,503)
Total shareholders' equity	272,249	257,927
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$399,310	$391,967